Exhibit 14.2

Policies and Procedures	Save The World Air, Inc.

CODE OF ETHICS FOR DIRECTORS AND
SENIOR EXECUTIVE OFFICERS

Purpose

     The purpose of this Code of Ethics is to promote the honest and ethical conduct of the Senior Executives (as defined below) of Save the World Air, Inc. (“STWA”), including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in periodic reports filed by STWA and compliance with all applicable rules and regulations applicable to STWA and its officers.

Applicability

     This Code of Ethics is presently applicable to all STWA’s Directors, its Chairman/Chief Executive Officer, President and Chief Operating Officer (and persons appointed to “senior executive positions” at later dates), together, “Senior Executives.”

     While we expect honest and ethical conduct in all aspects of our business from all of our employees, we expect the highest possible honest and ethical conduct from our Senior Executives. As a Senior Executive, you are an example for other employees and we expect you, through your leadership role, to foster a culture of transparency, integrity and honesty. Your responsibilities include maintaining a culture of high ethical standards and commitment to compliance and a work environment that encourages employees to raise concerns, and promptly addresses employee compliance concerns.

     STWA’s Code of Business Conduct, which this Code of Ethics for Senior Executive, sets forth the fundamental principles and key policies and procedures that govern the conduct of all STWA employees, officers and directors. You are bound by the requirements and standards set forth in the Code of Business Conduct, as well as those set forth in this Code of Ethics and other applicable policies and procedures. In the event of any conflict between the Code of Business Conduct and this Code of Ethics, this Code of Ethics shall govern your behavior or any required approvals or waivers. Compliance with this Code of Ethics is a condition of your employment or directorship and any violations of this Code may result in disciplinary action, up to and including termination of your employment.

     Waivers of this Code of Ethics may be made only by the Board of Directors of STWA or a committee of the Board of Directors comprised solely of independent directors. Any waivers of this Code of Ethics will be disclosed in accordance with applicable law, regulation or the requirements of any listing criteria of an exchange upon which STWA’s stock may be traded.

Policies and Procedures	Save The World Air, Inc.

Compliance With Laws, Rules And Regulations

     You are expected to comply with both the letter and spirit of all applicable laws, rules and regulations governing the conduct of our business and to report any suspected violations of all applicable laws, rules and regulations to either the Chair of the Audit Committee or the Chair of the Corporate Governance Committee. You will not be subject to retaliation because of a good faith report of a suspected violation of this Code of Ethics.

Fraud, Theft, Bribery And Similar Conduct

     Any act that involves theft, fraud, embezzlement, or misappropriation of any property, including that of STWA or any of its employees, suppliers or customers, is prohibited. Offering or accepting kickbacks or bribes are forbidden.

Auditors

     Fraudulently influencing, misleading, coercing or manipulating the auditor of STWA’s financial statements for the purpose of rendering those financial statements materially misleading is prohibited.

Revenue Recognition

     Senior Executives must ensure that all revenue transactions are completed, to the best of the Senior Executive’s knowledge, in accordance with STWA’s revenue recognition policies.

     All commitments or representations made to customers or distributors or potential customers or distributors must be included in the final contract with the customer or distributor or related documentation submitted with customer or distributor orders. Employees must not make any commitments to the customer or distributor, orally or in writing, which have not been documented in the agreement or submitted to the STWA finance and/or contract departments. STWA prohibits side-letters or kickbacks with customers or distributors or potential customers or distributors.

Accurate Periodic Reporting and Disclosure

     As a public company, STWA is required to file periodic and other reports with the Securities and Exchange Commission (“SEC”). STWA’s policy is to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that STWA files with, or submits to, the SEC and in all other public communications made by STWA. As a Senior Executive, you are required to promote compliance with this policy and to abide by all STWA standards, policies and procedures designed to promote compliance with this policy.

Policies and Procedures	Save The World Air, Inc.

Accurate Record Keeping

     Every Senior Executive must maintain accurate and complete records, including providing accurate and complete information to the accounting and the finance departments. No false, misleading or artificial entries may be made on, or be provided for entry on, STWA’s books and records. No funds or assets may be maintained by STWA for any illegal or improper purposes. All transactions must be fully and completely documented and recorded in STWA’s accounting records. It is against STWA policy to make entries that intentionally conceal or disguise the true nature of any transaction.

Conflicts of Interest

     It is STWA’s policy that you should avoid transactions, commitments, and other activities which are not in STWA’s best interests or which could involve an actual conflict, or the appearance of a conflict, between your interests and those of STWA.

     It is not possible to define all situations that could involve a conflict of interest; in most instances, however, sound business judgment should be sufficient to evaluate a situation.

     A conflict of interest exists when your loyalties are divided between STWA’s interests and your own interests, those of your family, or those of a customer, supplier or competitor. You are expected to avoid both the fact and appearance of conflicts of interest.

     The prohibition against acting in a dual capacity in transacting STWA business, and from acquiring interests adverse to STWA, is applicable irrespective of your intentions and without regard to whether the action caused, or has the potential to cause, injury to STWA.

     The following is presented as a guide in determining circumstances that might create conflicts of interest; they are not intended, however, to cover all possible situations.

•	Representing STWA in any transaction if your personal interests might affect your ability to represent STWA’s interests fairly and impartially. You must not knowingly or voluntarily permit yourself to be placed in a position where your interests may become adverse to STWA’s interests. You must not allow personal relationships with current or prospective customers or suppliers to influence business decisions.

•	Investment by you or a member of your immediate family in a customer, supplier, or competitor (or any company/partnership affiliated with a customer, supplier, or competitor) of STWA is prohibited if you have or would have the opportunity to influence business transactions between STWA and the customer, supplier, or competitor. Passive investments in

Policies and Procedures	Save The World Air, Inc.

publicly traded companies shall not be a violation if you or a member of your immediate family owns less than 1% of such company’s outstanding stock.

•	You must not take for yourself nor direct to others any existing business or any opportunities for prospective business that could be considered by STWA.

•	It is a conflict of interest to serve as a director of any company that competes with STWA. You may not serve as a director of a private company that is a supplier, customer, developer, or other business partner without first obtaining the approval of the Chair of the Corporate Governance Committee. You also may not become a director of any public company, without first obtaining the approval of the Chair of the Corporate Governance Committee.

•	You must not speculate or deal in materials, supplies, equipment or products that STWA buys or sells, or in property rights in which STWA may be interested.

•	Solicitation or acceptance by you or a member of your immediate family of any personal loan or guarantee from a customer, supplier or competitor.

     Before acting in a manner that creates or appears to create a conflict of interest, you must make full disclosure to and obtain written approval of either the Chair of the Audit Committee or the Chair of the Corporate Governance Committee.

Compliance with the Code; Reporting of Violations

     If you have questions about this Code of Ethics for Senior Executive and Financial Officers, you should seek guidance from STWA’s legal counsel. If you know of or suspect a violation of applicable laws or regulations or this Code of Ethics for Senior Executive and Financial Officers, you must immediately report that information to either the Chair of the Audit Committee or to the Chair of the Board of Directors. No one will be subject to retaliation because of a good faith report of a suspected violation.

No Rights Created

     This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern STWA’s Senior Executives in the conduct of STWA’s business. It is not intended to and does not create any rights in any employee, customer, supplier, competitor, stockholder or any other person or entity.

Policies and Procedures	Save The World Air, Inc.

ACKNOWLEDGMENT

     I have received and read the Code of Ethics for Senior Executive and Financial Officers, and I understand its contents. I agree to comply fully with the standards contained in the Code of Ethics and STWA’s related policies and procedures. I understand that I have an obligation to promptly report to either the Chair of the Audit Committee or the Chair of the Corporate Governance Committee any suspected violation of the Code of Ethics for Senior Executive and Financial Officers.

Signature
Date